Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Rise Gold Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, $0.001 par value per share	457(c)	15,422,306 (2)	$0.159 (3)	$2,452,146.65 (3)	0.0001476	$361.94
Fees to be Paid	Equity	Common Stock, $0.001 par value per share	Other	397,780 (4)	$0.26 (4)	$103,422.80	0.0001476	$15.27
Fees to be Paid	Equity	Common Stock, $0.001 par value per share	Other	2,712,769 (5)	$0.26 (5)	$705,319.94	0.0001476	$104.11
Fees to be Paid	Equity	Common Stock, $0.001 par value per share	Other	707,752 (6)	$0.25 (6)	$176,938	0.0001476	$26.12
Fees to be Paid	Equity	Common Stock, $0.001 par value per share	Other	1,000,000 (7)	$0.16 (7)	$160,000	0.0001476	$23.62
Fees to be Paid	Equity	Common Stock, $0.001 par value per share	Other	5,022,382 (8)	$0.158 (8)	$793,536.36	0.0001476	$117.13
Fees to be Paid	Equity	Common Stock, $0.001 par value per share	Other	1,004,479 (9)	$0.17 (9)	$170,761.43	0.0001476	$25.20
	Total Offering Amounts					$4,562,125.18
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$673.37

(1) This registration statement also includes an indeterminate number of securities that may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends and similar transactions, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2) Consists of 15,422,306 shares of Common Stock offered by selling stockholders.

(3) Estimated solely for the purpose of calculating the registration fees pursuant to Rule 457(c) promulgated under the Securities Act based upon the average of the high and low prices of the Common Stock as quoted on the OTCQX on July 3, 2024, which was $0.159.

(4) Consists of 397,780 shares of Common Stock issuable upon exercise of incentive stock options held by selling stockholders exercisable at $0.26 per share.

(5) Consists of 2,712,769 shares of Common Stock issuable upon exercise of common stock purchase warrants held by selling stockholders exercisable at $0.26 per share

(6) Consists of 707,752 shares of Common Stock issuable upon exercise of incentive stock options held by selling stockholders exercisable at $0.25 per share.

(7) Consists of 1,000,000 shares of Common Stock issuable upon exercise of common stock purchase warrants held by selling stockholders exercisable at $0.16 per share.

(8) Consists of 5,022,382 shares of Common Stock issuable upon exercise of common stock purchase warrants held by selling stockholders exercisable at $0.158 per share

(9) Consists of 1,004,479 shares of Common Stock issuable upon exercise of incentive stock options held by selling stockholders exercisable at $0.17 per share.

Table 2: Fee Offset Claims and Sources

Not Applicable.

Table 3: Combined Prospectuses

Not Applicable.